Exhibit 99.1

FOR IMMEDIATE RELEASE

APRIL 22, 2014

Contact:	Jill McMillan, Director, Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM TO HOST ANNUAL ANALYST AND INVESTOR
CONFERENCE ON MONDAY, MAY 12

DALLAS, APRIL 22, 2014 --- EnLink Midstream, LLC (NYSE: ENLC) (the general partner) and EnLink Midstream Partners, LP (NYSE: ENLK) (the master limited partnership) announced today that they will host their annual analyst and investor conference on Monday, May 12, 2014, from 2:00 p.m. — 5:30 p.m. Central time at the Ritz-Carlton in Dallas, Texas. Details regarding accessing the live broadcast and webcast of the conference are below.

Barry E. Davis, President and Chief Executive Officer, along with other senior executives at EnLink Midstream, will discuss industry trends and EnLink Midstream’s accomplishments, activities and growth opportunities. Michael J. Garberding, Executive Vice President and Chief Financial Officer, will provide a financial update. John Richels, President and CEO of Devon Energy, will also present at the conference and provide an overview of Devon’s current operations and the strategic importance of EnLink Midstream to Devon’s future.

The dial-in number to listen to the live broadcast via conference call is 1-866-856-4138. Callers outside the United States should dial 1-706-643-5902. The Conference ID is 31652734 for all participants. Callers are advised to dial in to the call at least 10 minutes prior to the call time to register. Participants may preregister for the call at http://www.directeventreg.com/registration/event/31652734. Pre-registrants will be issued a pin number to use when dialing in to the live broadcast, which will provide quick access to the conference by bypassing the operator upon connection. Interested parties also can access a live webcast of the conference on the Investors page of EnLink Midstream’s website at www.EnLink.com.

After the conference, a replay of the webcast will be available on the Investors page of EnLink Midstream’s website.

About EnLink Midstream

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 7,300 miles of gathering and transportation pipelines, 12 processing plants with 3.3 billion cubic feet per day of net processing capacity, six fractionators with 180,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

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